Colorado BondShares – A Tax Exempt Fund

Sub-Item 77K to the Fund’s Form N-SAR

(for the period ending September 30, 2014)

Change in Independent Registered Public Accounting Firm

On August 19, 2014, the Board of Trustees of the Fund engaged EKS&H LLLP (“EKS&H”) as the independent registered public accounting firm of the Fund to perform the 2014 audit. During the Fund’s fiscal years ended September 30, 2012 and 2013, and the interim period from October 1, 2013 until August 19, 2014, neither the Fund nor anyone on its behalf has consulted with EKS&H on items which (a) concerned the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Fund’s financial statements or (b) concerned the subject of a disagreement (as defined in paragraph (a)(1)(iv) of Item 304 of Regulation S-K promulgated under the Securities Exchange Act of 1934, as amended and the related instructions thereto) or reportable events (as described in paragraph (a)(1)(v) of said Item 304 of Regulation S-K).

EKS&H was appointed as described above as the result of the resignation of PricewaterhouseCoopers LLP (“PWC”), the Fund’s former independent registered public accounting firm, on May 22, 2014. PWC had provided audit services to the Fund since 2009. PWC’s reports on the financial statements of the Fund for the Fund’s fiscal years ended September 30, 2012 and 2013 contained no adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope, or accounting principles. During the Fund’s fiscal years ended September 30, 2012 and 2013, and the interim period from October 1, 2013 until May 22, 2014, there were (a) no disagreements with PWC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of the former accountants, would have caused PWC to make a reference to the subject matter of the disagreements in connection with its reports on the Fund’s financial statements for such periods and (b) no reportable events as described in Item 304(a)(1)(v) of Regulation S-K.

The Fund provided PWC with a copy of the above disclosures and requested that PWC furnish the Fund with a letter addressed to the Securities and Exchange Commission stating whether it agrees with the foregoing statements and, if not, stating the respects in which it does not agree. A copy of that letter is filed herewith as an Exhibit under Sub-Item 77Q1(f).